K E N N E T H I. D E N O S, P. C.

                        11585 SOUTH STATE ST. SUITE #102
                           SALT LAKE CITY, UTAH 84 020
                                 (801) 816-2511 FAX: (801) 816-2599
                               KDENOS@DENOSLAW.COM

                                  July 14, 2004
Attn Robert Oldham
Cancer Therapeutics
210 W. Hansell St.
Thomasville, GA 31792

               Re:Engagement of Cancer Therapeutics, Incorporated

Dear Bob:

     Thank you for selecting Kenneth I. Denos, P.C., a Utah professional corporation ("KIDPC"), to represent Cancer Therapeutics, Incorporated (the "Company") in connection with the preparation of the Company's SB-2 filing. The purpose of this letter is to set forth the terms of such representation (hereafter, the "Engagement"). Please review this letter carefully and, if it meets with your approval, please sign the enclosed copy of this letter and return it to me at the above address.

1. Services and Scope of Engagement

         KIDPC's Engagement is limited to the Following:

               1.1 Drafting an SB-2 Registration Statement;

               1.2 Answering any comments from the SEC.

         KIDPC's acceptance of this Engagement does not involve an undertaking to represent the Company or your interests in any other matter.

2. Fees for Professional Services.

               2.1 $100,000 for drafting and filing the SB-2 with the SEC.

               2.2 $50,000 for the successful listing of the Company as a Bulletin Board Company.

3.   Payment

     $100,000 shall be paid by the Company upon filing the SB-2 with the SEC. $50,000 shall be paid by the Company to KIDPC upon successful listing of the Company.

4. Representations & Warranties of the Company

     In connection with the Engagement, Robert Oldham, on behalf of the Company, makes the following representations and confirms to the best of his knowledge and belief, the following:
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Cancer Therapeutics, Incorporated
Page 2

     (a) The financial statements of the Company for the twenty-four (24) months prior to this Engagement have been presented in accordance with generally accepted accounting principles applied on a consistent basis. There have been no significant changes in the nature or volume of the Company's business.

     (b) All shares of the Company's capital stock issued and outstanding have been authorized by the Company's board of directors, and are fully paid and are non-accessible shares.

     (c) All shares of the Company's capital stock issued and outstanding were issued for services rendered to the Company and without cash consideration. Therefore, no cash has been presented to the Company and no subscription documents have ever been submitted to the Company.

     (d) The Company has made available to KIDPC all financial records and related data and minutes of the meetings of stockholders, directors and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

     (e)  There has been no:

          (i) Fraud involving management or employees, the result of which have a material effect on the business, results of operations, or financial condition of the Company; or

          (ii) Communications from regulatory agencies concerning noncompliance with, or deficiencies in, operational or financial reporting practices that could have a material effect business, results of operations, or financial condition of the Company.

     (f) The Company has no plans or intentions that may materially affect the carrying value or classification of assets.

     (g) The following have been properly recorded and/or disclosed in the Company's financial statements and in reports required to be filed with U.S. federal and state regulatory agencies:

          (i) Related party transactions and related amounts receivable or payable including sales, purchases, loans, transfers, leasing arrangements and guarantees, all of which have been recorded in accordance with the economic substance of the transactions;

          (ii) All material contracts and agreements affecting the Company, its business, operations, or financial condition;

          (iii)Capital stock repurchase options or agreements or capital stock reserved for options, warrants, conversions or other requirements; or

          (iv) Concentrations of credit risk.

     (h) There are no unasserted claims or assessments against the Company or its officers or directors that are probable of assertion that have not been disclosed in the Company's prior reports filed with the Securities and Exchange Commission.

     (i)  The Company has satisfactory title to all owned assets.

     (j) The Company has complied with all aspects of contractual agreements that would have a material effect on the interim financial information in the event of noncompliance.


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Cancer Therapeutics, Incorporated
Page 3

     (k) The Company has provided to KIDPC all information necessary or relevant to the Engagement and such information does not contain any untrue fact or omit to state a material fact necessary in order to make the information provided, in light of the circumstances in which such information has been provided and will be presented to the public in the course of the Engagement, not misleading.

5.   Termination & Withdrawal

     (a)  Termination.

          The Company may terminate KIDPC's representation at any time by notifying the undersigned. Your termination of our services will not affect the Company's responsibility for the payment of fees as set forth herein. If such termination occurs, the Company's papers and property will be returned to the Company promptly upon receipt of payment for outstanding fees and costs. Our own files, including lawyer work product, pertaining to the matter will be retained.

     (b) Withdrawal

          We may withdraw from representation if you fail to fulfill your obligations under this Engagement, or as permitted or required under any applicable law, standard of professional conduct or rule of court, or upon our reasonable notice to you.

6.   Arbitration

     Although we do not expect that any dispute between us will arise, in the event of any dispute under this Engagement, including a dispute regarding the amount of fees or the quality of our services, such dispute shall be determined by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Any such Arbitration shall be held in Salt Lake City, Utah. The arbitrator shall have the discretion to order that the costs of arbitration, including fees, other costs and reasonable attorney's fees shall be borne by the losing party. By agreeing to this provision both the Company and KIDPC waive the right to a trial by jury or to a judge. You may wish to seek the advice of independent counsel of your choosing before agreeing to this provision.

     Once again, thank you for selecting Kenneth I. Denos, P.C. to represent the Company in this matter. Please call me if you have any questions.


                                                     Very truly yours,

                                                     KENNETH I. DENOS,  P.C.


                                                     /s/ Kenneth I. Denos
                                                     _____________________
                                                     Kenneth I. Denos
                                                     President

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Cancer Therapeutics, Incorporated
Page 4


Agreed and accepted:
Cancer Therapeutics, Incorporated

/s/ Robert Oldham
_____________________________
Robert Oldham
President